[LOGO]                                                     Terra Industries Inc.
                                  ------------                 600 Fourth Street
                                  EXHIBIT 99.1                     P.O. Box 6000
                                  ------------         Sioux City, IA 51102-6000
                                                       Telephone: (712) 277-1340
                                                         Telefax: (712) 277-7383
                                                         www.terraindustries.com
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                                      NEWS
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For immediate release                                    Contact: Mark Rosenbury
                                                                  (712) 279-8756

        TERRA INDUSTRIES INC. SUSPENDS PRODUCTION AT BLYTHEVILLE FACILITY

Sioux City, Iowa (June 26, 2003)--Terra Industries Inc. (NYSE symbol: TRA) announced today it will suspend ammonia and urea production at its Blytheville, Ark., facility at the end of June 2003. The shutdown is due to expectations that the facility would not cover its cash costs because of continuing high natural gas costs and the seasonal decline in nitrogen fertilizer demand and prices.

The facility will resume production when ammonia and urea selling prices increase and/or natural gas costs decrease to the point where the facility can operate with positive cash flow. The Blytheville facility's ammonia and urea manufacturing capacity represent 14 and 73 percent, respectively, of Terra's total North American ammonia and urea manufacturing capacity. Terra will continue to operate its Blytheville ammonia and urea storage and shipping facilities.

Terra has notified about 60 employees, or nearly 65 percent, of its Blytheville workforce that they will be laid off for an indefinite period, currently expected to last three to five months, depending on market conditions.

Said Terra's President and CEO Michael L. Bennett, "We're extremely disappointed at having to lay off some of our Blytheville employees. However, we continue to hope that a balance of natural gas costs and nitrogen products prices that will allow us to restart production in Blytheville will be achieved within the next several months."

Terra Industries Inc., with 2002 revenues of $1 billion, is a leading international producer of nitrogen products and methanol.

This news release may contain forward-looking statements, which involve inherent risks and uncertainties. Statements that are not historical facts, including statements about Terra Industries Inc.'s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements is set forth in Terra Industries Inc.'s most recent report on Form 10-K and Terra Industries Inc.'s other documents on file with the Securities and Exchange Commission. Terra Industries Inc. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

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Note: Terra Industries' news announcements are also available on its web site,
      www.terraindustries.com.